Exhibit 99.1
Femasys Announces Financial Results for Year Ended December 31, 2025 and Provides Corporate Update

-- Enrollment underway in FDA-authorized FINALE pivotal trial demonstrating execution toward FemBloc® U.S. approval --

ATLANTA, March 31, 2026 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator making fertility and non-surgical permanent birth control more accessible and cost-effective to women worldwide, announced its financial results for the year ended December 31, 2025 and provides a corporate update.

Corporate Highlights from 4Q 2025 to date

•	Initiated patient enrollment in the FINALE pivotal clinical trial evaluating FemBloc, advancing toward U.S. approval.
•	Appointed Kenneth D. Eichenbaum, M.D., M.S.E., to the Board of Directors, strengthening leadership and strategic oversight.
•	FemBloc permanent birth control system achieved certification under the Medical Device Single Audit Program (MDSAP), supporting global regulatory readiness.
•	Received AMA CPT Editorial Panel approval of a new Category III CPT code for FemaSeed® intratubal insemination (ITI), supporting future reimbursement pathway.
•	Entered a strategic distribution partnership with OR Consulting to support commercial launch of FemBloc, FemaSeed and other products within the portfolio in Switzerland.
•	Established partnership with Refuah Health Center, advancing adoption of FemaSeed as a first-line infertility treatment in community-based care.
•	Secured FDA 510(k) clearance for the FemVue® Controlled device, supporting commercialization of an innovative solution for evaluating fallopian tube status.
•	Completed $12 million financing, strengthening balance sheet to support ongoing clinical and commercial execution.
•	Initiated European post-market surveillance study for FemBloc, advancing real-world evidence generation and commercialization efforts.

“During the fourth quarter of 2025 and into the first quarter of 2026 we achieved significant clinical, regulatory and commercial milestones for our FemBloc non-surgical permanent birth control and our FemaSeed first-line intratubal insemination product solutions,” said Kathy Lee-Sepsick, Founder and Chief Executive Officer of Femasys. “We are actively expanding FemaSeed commercialization in the U.S. with the introduction of the FemSperm® product family, which enables gynecologists to perform in-office sperm preparation and analysis for use with our first-step infertility treatment. Concurrently, we are advancing FemBloc with the initiation of patient enrollment in the FINALE pivotal clinical trial, a key step toward U.S. FDA approval. We believe we have sufficient cash to fund operations into the third quarter of 2026. We continue to strive to redefine women’s reproductive health by addressing critical gaps with innovative, safe, and technologically advanced solutions.”

Financial Results for Year Ended December 31, 2025

•	Sales increased by $664,205, or 40.8%, to $2,293,313 in 2025 from $1,629,108 in 2024, primarily due to sales of FemBloc.
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Research and development expenses decreased by $638,839, or 7.8%, to $7,577,704 in 2025 compared to $8,216,543 in 2024, primarily due to commercialization of development products into inventory, reduced professional fees and compensation costs, partially offset by increased regulatory costs.

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Net loss was $18,627,887, or ($0.47) per basic and diluted share attributable to common stockholders, for the year ended December 31, 2025, compared to a net loss of $18,816,628, or ($0.85) per basic and diluted share attributable to common stockholders, for the year ended December 31, 2024.

•
Cash and cash equivalents as of December 31, 2025, was approximately $9.3 million and the Company had an accumulated deficit of approximately $145.8 million. The Company expects, based on its current operating plan, its current cash and cash equivalents, will be sufficient to fund its ongoing operations into the third quarter of 2026.

For more information, please refer to the Company’s Form 10-K filed March 31, 2026, which can be accessed on the SEC website.

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Assets	December 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$9,266,353	3,451,761
Accounts receivable, net	616,600	488,373
Inventory	5,740,249	3,046,323
Prepaid and other current assets	833,133	1,035,993
Total current assets	16,456,335	8,022,450
Property and equipment, at cost:
Leasehold improvements	1,238,886	1,238,886
Office equipment	78,155	60,921
Furniture and fixtures	417,876	417,876
Machinery and equipment	3,065,713	2,856,740
Construction in progress	897,885	762,445
	5,698,515	5,336,868
Less accumulated depreciation	(3,802,940)	(3,740,769)
Net property and equipment	1,895,575	1,596,099
Long-term assets:
Lease right-of-use assets, net	1,297,121	1,805,543
Intangible assets, net of accumulated amortization	134,914	65,918
Other long-term assets	940,232	954,992
Total long-term assets	2,372,267	2,826,453
Total assets	$20,724,177	12,445,002
(continued)

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	December 31, 2025	December 31, 2024
Current liabilities:
Accounts payable	$1,830,124	1,419,044
Accrued expenses	1,265,773	1,151,049
Convertible notes payable, net (including related parties)	—	5,406,228
Clinical holdback – current portion	52,644	88,581
Lease liabilities – current portion	487,624	517,967
Total current liabilities	3,636,165	8,582,869
Long-term liabilities:
Clinical holdback – long-term portion	52,370	39,611
Convertible notes payable, net	3,178,864	—
Conversion option liability	2,014,000	—
Warrants liabilities	4,943,000	—
Lease liabilities – long-term portion	1,030,476	1,518,100
Total long-term liabilities	11,218,710	1,557,711
Total liabilities	14,854,875	10,140,580
Commitments and contingencies
Stockholders’ equity:

Common stock, $0.001 par, 200,000,000 authorized, 59,720,010 shares issued and 59,602,787 outstanding as of December 31, 2025; and 23,473,149 shares issued and 23,355,926 outstanding as of December 31, 2024	59,720	23,473
Treasury stock, 117,223 common shares	(60,000)	(60,000)
Warrants	5,246,150	1,860,008
Additional paid-in capital	146,449,576	127,679,198
Accumulated deficit	(145,826,144)	(127,198,257)
Total stockholders’ equity	5,869,302	2,304,422
Total liabilities and stockholders’ equity	$20,724,177	12,445,002

FEMASYS INC.
Condensed Statements of Comprehensive Loss
(unaudited)

	December 31, 2025	December 31, 2024
Sales	$2,293,313	1,629,108
Cost of sales (excluding depreciation expense)	872,400	544,903

Operating expenses:
Research and development	7,577,704	8,216,543
Sales and marketing	4,443,807	4,030,150
General and administrative	6,646,037	6,325,999
Depreciation and amortization	342,034	297,318
Total operating expenses	19,009,582	18,870,010
Loss from operations	(17,588,669)	(17,785,805)
Other (expense) income:
Interest income	101,760	582,354
Change in fair value of conversion option liability	503,000	—
Change in fair value of warrants liabilities	731,000	—
Interest expense	(1,891,119)	(1,603,575)
Other expense	(482,562)	—
Total other expense, net	(1,037,921)	(1,021,221)
Loss before income taxes	(18,626,590)	(18,807,026)
Income tax expense	1,297	9,602
Net loss	$(18,627,887)	(18,816,628)

Net loss attributable to common stockholders, basic and diluted	$(18,627,887)	(18,816,628)
Net loss per share attributable to common stockholders, basic and diluted	$(0.47)	(0.85)
Weighted-average common shares and pre-funded warrants outstanding- basic and diluted	39,549,218	22,267,695

About Femasys

Femasys is a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide through its broad, patent-protected portfolio of novel, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination (ITI), a groundbreaking first-step infertility treatment; FemSperm®, a CLIA waived sperm preparation and analysis product line; and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data demonstrate that FemaSeed achieved more than double the pregnancy rate of traditional IUI, with a comparable safety profile, and high patient and practitioner satisfaction.1

FemBloc® permanent birth control is the first and only non-surgical, in-office alternative to centuries-old surgical sterilization that received full regulatory approval in Europe in June of 2025, the UK in August 2025, and New Zealand in September 2025. Commercialization of this highly cost-effective, convenient and significantly safer approach will be completed through strategic partnerships in select European countries. Alongside FemBloc, the FemChec® diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is ongoing.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, when filed, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

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Contacts:

David Gutierrez, Dresner Corporate Services, (312) 780-7204, dgutierrez@dresnerco.com
Nathan Abler, Dresner Corporate Services, (714) 742-4180, nabler@dresnerco.com